Exhibit 99.1

Radian Announces Completion of Quota Share Reinsurance Agreement to Proactively Manage MI Risk-to-Capital and Releases Delinquency Data for March

Initially cedes $532 million in MI risk in force as of April 1, 2012

Writes $6.5 billion of new MI business in first quarter of 2012

Delinquencies Decline Again in March

PHILADELPHIA--(BUSINESS WIRE)--April 10, 2012--Radian Guaranty Inc., the mortgage insurance subsidiary (MI) of Radian Group Inc., today announced that it has entered a quota share reinsurance agreement, effective April 1, 2012, with an external reinsurance provider in order to proactively manage its mortgage insurance risk-to-capital position. This represents the completion of the reinsurance arrangement described by the company during its fourth quarter 2011 earnings conference call, and is a continuation of the company’s ongoing capital management activities designed to increase financial flexibility. The company also released data for new insurance written and primary mortgage insurance delinquencies for March 2012.

“The risk-to-capital ratio is an important financial measure for any mortgage insurer, and we have demonstrated our ability over the past year to proactively manage Radian Guaranty’s risk-to-capital position through investment gains, internal reinsurance, restructuring and commutations,” stated Radian CEO S.A. Ibrahim. “The external reinsurance agreement provides us with additional capital flexibility. We are off to a strong start in 2012 with $6.5 billion of high-quality, new business written in the first quarter, along with another decline in delinquent loans.”

Quota Share Reinsurance Agreement

Through the quota share reinsurance agreement, Radian is ceding 20 percent of its new insurance written (NIW) beginning with the fourth quarter of 2011. As of April 1, 2012, this represents $532 million of the company’s risk in force. The total amount of risk that may be ceded through this arrangement is limited and is expected to be between $1.25 billion and $1.6 billion. At a 25 to 1 risk-to-capital ratio, the equivalent capital benefit associated with ceding this amount of risk would be between $50 million and $62.5 million. Radian has the ability, at its option, to commute two-thirds of the reinsurance on December 31, 2014.

March Delinquency Data

The information below regarding new delinquencies and cures is reported to Radian from loan servicers. The accuracy of these reports may be affected by several factors, including the date on which the report is generated and by the timing of servicing transfers. These details may also be found on Radian’s website at http://www.radian.biz/page?name=NewsReleases.

	January 2012	February 2012	March 2012
Primary New Insurance Written ($ in billions)	$2.00	$2.05	$2.43

Beginning Primary Delinquent Inventory (# of loans)	110,861	109,803	107,230
Plus: New Delinquencies	7,192	6,073	5,394
Less: Cures	(6,138)	(6,581)	(6,678)
Less: Paids (including those charged to a deductible or captive)	(1,118)	(1,198)	(1,506)
Less: Rescissions and Denials	(994)	(867)	(1,413)
Ending Primary Delinquent Inventory (# of loans)	109,803	107,230	103,027

About Radian

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

Forward-Looking Statements

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, estimates and projections. Words such as "will," "expects," "believes" and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events or our future financial performance that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. As a result, these statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent reports and registration statements filed from time to time with the Securities and Exchange Commission.

CONTACT:
Radian Group Inc.
Terri Perry, 215-231-1486
terri.williams-perry@radian.biz